B BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2011 on the consolidated financial statements of MusclePharm Corporation and Subsidiary as of December 31, 2010, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2010, included herein on the registration statement of MusclePharm Corporation and Subsidiary on Form S-1 (Amendment #1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.

Boca Raton, Florida
September 26, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com